SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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MOBILE MINI, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[mobile mini logo]
1834 West Third Street
Tempe, Arizona 85281

Dear Shareholders:

      You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Mobile Mini, Inc. The meeting will be held on Wednesday, June 21, 2000, at the Radisson Airport Hotel/ Southbank, 3333 East University Drive, Phoenix, Arizona 85034. The meeting will begin at 3:00 p.m. local time.

      The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting.

      Directors and officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follow.

      Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

Sincerely,

Richard E. Bunger

Chairman of the Board

Steven G. Bunger

President and Chief Executive Officer

We will be moving to new corporate offices at 7420 South Kyrene Road, Tempe, Arizona 85283. We expect that our move will occur in early June, 2000.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Common Stock of Mobile Mini, Inc.:

      We will hold the Annual Meeting of Shareholders of Mobile Mini, Inc. at the Radisson Airport Hotel/ Southbank, 3333 East University Drive, Phoenix, Arizona 85034 on June 21, 2000, at 3:00 p.m. local time. The meeting is being called by Mobile Mini’s board of directors to:

1.	Elect two directors;

2.	Approve an amendment to Article 4 of Mobile Mini’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 17 million shares to 95 million shares;

3.	Approve an amendment to Mobile Mini’s Amended and Restated Certificate of Incorporation to remove Article 15 regarding the procedures for the nomination of persons for election to the board of directors;

4.	Ratify the appointment of Arthur Andersen LLP as our independent auditors for 2000; and

5.	Transact any other business that properly may come before the meeting and any adjournments.

      Only shareholders of record at the close of business on April 26, 2000 are entitled to receive notice of and to vote at the meeting. A list of shareholders entitled to vote will be available for examination at the meeting by any shareholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive office at 1834 West Third Street, Tempe, Arizona 85281 or, should we complete the move to our new offices prior to that, at 7420 S. Kyrene Rd., Tempe, Arizona 85283.

      We have enclosed our 1999 annual report, including financial statements, and the proxy statement with this notice of annual meeting.

      To assure your representation at the meeting, please vote, sign, date and return the enclosed proxy as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she previously has returned a proxy. Your proxy is being solicited by the board of directors of Mobile Mini.

Sincerely,

Lawrence Trachtenberg, Secretary

Tempe, Arizona

May 4, 2000

[mobile mini logo]
1834 West Third Street
Tempe, Arizona 85281

ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

Annual Meeting:  June 21, 2000 at 3:00 p.m. local time at the Radisson Airport Hotel/ Southbank, 3333 East University Drive, Phoenix, Arizona 85034.

Record Date:  Close of business on April 26, 2000. If you were a shareholder at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. On the record date, we had 11,512,201 shares of our common stock outstanding.

Agenda:

1.	Elect two directors;

2.	Approve an amendment to Article 4 of Mobile Mini’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 17 million shares to 95 million shares;

3.	Approve an amendment to Mobile Mini’s Amended and Restated Certificate of Incorporation to remove Article 15 regarding the procedures for the nomination of persons for election to the board of directors;

4.	Ratify the appointment of Arthur Andersen LLP as our independent auditors for 2000; and

5.	Transact any other business that properly may come before the meeting and any adjournments.

Proxies:  Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “for” the director nominees named in this proxy statement and “for” agenda items 2, 3 and 4. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a person whom they believe will carry on the present policies of the board of directors.

Proxies Solicited By:  The board of directors of Mobile Mini.

Mailing Date:  We anticipate mailing this proxy statement on May 4, 2000.

Revoking Your Proxy:  You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures described under “Voting Procedures/ Revoking Your Proxy” on page 13.

Please Vote — Your Vote Is Important

CONTENTS

General Information	1

*Proposal 1 — Election of Directors	2

Board Information	2

*Proposal 2 — Approve Amendment to Article 4 of the Certification of Incorporation	3

*Proposal 3 — Approve Amendment to Article 15 of the Certification of Incorporation	4

*Proposal 4 — Ratification of Appointment of Independent Auditors	5

Other Matters	5

Executive Compensation and Other Information	9

Security Ownership of Certain Beneficial Owners and Management	11

Section 16(a) Beneficial Ownership Reporting Compliance	13

Voting Procedures/ Revoking Your Proxy	13

Submission of Shareholder Proposals	13

Annual Report	14

*	We expect to vote on these items at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure:  The board of directors has six members. The directors are divided into three classes. At each annual meeting, the term of one class expires. Directors in each class serve for three years.

Board Nominees:  The board of directors has nominated Richard E. Bunger and Stephen A McConnell for re-election as directors, each to serve a three-year term expiring at our 2003 annual meeting.

      Richard E. Bunger founded Mobile Mini as a proprietorship in 1983 and he has served as our Chairman of the Board and a director since Mobile Mini was incorporated in 1993. He also served as our Chief Executive Officer and President through April 1997. Since April 1997, Mr. Bunger has served as our Director of Product Research and Market Development. He has been awarded approximately 67 patents, many related to portable storage technology. For a period of approximately 25 years prior to founding Mobile Mini, Mr. Bunger owned and operated Corral Industries Incorporated, a designer and builder of integrated animal production facilities that also designed and built mini storage facilities. He is the father of Steven G. Bunger, our president and chief executive officer and a member of our board of directors. Age 62.

      Stephen A McConnell has served as a director since August 1998. Since 1991, he has been President of Solano Ventures, a private capital investment company. Mr. McConnell has served since 1998 as Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he also was Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995 he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a director of JDA Software Group, Inc., Vodavi Technology, Inc. and Capital Title Group, Inc. Age 47.

The Board recommends that you vote “FOR” these nominees.

BOARD INFORMATION

Continuing Directors:

      The terms of Ronald J. Marusiak and Lawrence Trachtenberg expire at the 2001 annual meeting, and the terms Steven G. Bunger and George E. Berkner expire at the 2002 annual meeting.

      George E. Berkner has served as a director since December 1993. Since August 1992, Mr. Berkner has been the Vice President of AdGraphics, Inc., a computer graphics company. From 1990 to 1992, he was a private investor. From 1972 until 1990, he was President and Chief Executive Officer of Gila River Products, a plastics manufacturer. Mr. Berkner graduated from St. Johns University with a B.A. in Economics/ Business in 1956. Age 65.

      Steven G. Bunger has served as our Chief Executive Officer, President and a director since April 1997. Mr. Bunger joined Mobile Mini in 1983 and initially worked in our drafting and design department. He served in a variety of positions including dispatcher, salesperson and advertising coordinator before joining management. He served as sales manager of our Phoenix branch and our operations manager and Vice President of Operations and Marketing before becoming our Executive Vice President and Chief Operating Officer in November 1995. Mr. Bunger graduated from Arizona State University in 1986 with a B.A. in Business Administration. He is the son of Richard E. Bunger, the chairman of our board of directors and our director of product research and market development. Age 38.

      Ronald J. Marusiak has served as a director since February 1996. He has been the Division President of Micro-Tronics, Inc., a corporation engaged in precision machining and tool and die building for companies throughout the United States for more than 10 years. Mr. Marusiak is also a director of Eyepop Media, Inc.

and W.B. McKee Securities, Inc. Mr. Marusiak received a Masters of Science in Management from LaVerne University in 1979 and graduated from the United States Air Force Academy in 1971. Age 52.

      Lawrence Trachtenberg has served as our Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Treasurer and a director since December 1995. He is responsible for all of our accounting, banking and related financial matters. Mr. Trachtenberg is admitted to practice law in Arizona and New York and is a Certified Public Accountant in New York. Before he joined us, Mr. Trachtenberg served as Vice President and General Counsel at Express America Mortgage Corporation, a mortgage banking company, from February 1994 through September 1995. Before then, he was Vice President and Chief Financial Officer of Pacific International Services Corporation, a car rental and sales company, from 1990 to 1994. Mr. Trachtenberg received his J.D. from Harvard Law School in 1981 and his B.A. in Accounting/ Economics from Queens College of the City University of New York in 1977. Age 43.

Board Meetings:  In 1999, the Board held nine meetings. Each director attended at least 75% of the board of director meetings and all meetings of committees on which he served.

Board Committees:

      The board of directors has an audit committee and a compensation committee. Messrs. Berkner, Marusiak, and McConnell, who are non-employee directors, were the members of those committees during 1999 and are currently the members of those committees.

      The audit committee recommends appointment of Mobile Mini’s independent auditors. It also approves audit reports and internal controls, and meets with management and the independent auditors to review the results and scope of the audit and the services provided by the independent auditors. The audit committee met three times during 1999.

      The compensation committee manages officer compensation and administers our compensation and incentive plans, including our stock option plans. The compensation committee met three times during 1999.

      The board of directors does not have a nominating committee. The entire board performs those functions.

Board Compensation:

      Non-employee directors receive an annual payment of $15,000 plus $500 for each board meeting attended, whether in person or by telephone. In addition, non-employee directors are reimbursed for any expenses related to their service. Non-employee directors also receive options to purchase 7,500 shares on August 1st of each year of their term. The exercise price of the options is the fair market value of our shares on the date of grant.

      Directors who are also officers do not receive any separate compensation for serving as directors.

PROPOSAL 2

AMENDMENT TO CERTIFICATE OF

INCORPORATION TO INCREASE AUTHORIZED
COMMON STOCK AND PREFERRED STOCK

In General

      The board of directors has unanimously approved and determined to submit for shareholder approval a proposal to amend Article IV of our Amended and Restated Certificate of Incorporation to increase from 17 million to 95 million the number of shares of common stock that Mobile Mini is authorized to issue. The proposed amendment does not change the number of shares of preferred stock that we are authorized to issue, and there would continue to be 5 million shares of preferred stock authorized for issuance.

      If the shareholders approve this proposal, Article IV of Mobile Mini’s Amended and Restated Certificate of Incorporation will be deleted in its entirety and the following inserted therefor:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) of which ninety-five million (95,000,000) shares shall be common stock with the par value of one cent ($0.01) per share and five million (5,000,000) shares shall be preferred stock with the par value of one cent ($0.01) per share.

Purpose for Amendment

      The proposed increase in our authorized common stock will provide us with a sufficient number of shares of authorized and unissued common stock that can be issued, as the need may arise, in connection with future equity offerings, future acquisitions in which we pay all or a portion of the purchase price in shares of our common stock, future management incentive and employee benefit plans and other purposes. On April 26, 2000, the record date for this annual meeting, we had 11,512,201 shares of common stock outstanding, and an additional 1,548,362 shares were reserved for issuance under our stock option plans and outstanding warrants, leaving a maximum of 3,939,437 shares of common stock available for issuance in the future. We do not presently have any commitments to issue a material number of new shares of common stock in the future. However, the availability of additional shares of common stock for issue in the future will give Mobile Mini greater flexibility in its financing and carrying out of our previously announced growth and expansion program, as well as for other purposes as they arise. The board of directors decided that the 5 million shares of preferred stock which we are presently authorized to issue is sufficient for foreseeable corporate needs. At present, we have no shares of preferred stock outstanding and all 5 million authorized shares of preferred stock are available for issuance with such terms, preferences, rights and limitations as the board may determine.

The Board of Directors Recommends a Vote “FOR” Proposal 2.

PROPOSAL 3

AMENDMENT TO CERTIFICATE OF

INCORPORATION REGARDING PROCEDURES
FOR NOMINATIONS OF PERSONS FOR ELECTION
TO THE BOARD OF DIRECTORS

In General

      The board of directors has unanimously approved and determined to submit for shareholder approval a proposal to amend our Amended and Restated Certificate of Incorporation to delete Article XV. Article XV presently sets forth a procedure which shareholders must follow if they desire to nominate a person for election as a director of Mobile Mini. Under Article XV, a shareholder must submit a written nomination to Mobile Mini not less than 60 days prior to the date of the annual meeting at which the shareholder desires that the nominee stand for election. Our Bylaws, as in effect, contain a provision under which shareholders may bring items of business, including nominations of directors, before an annual meeting of shareholders. Article XV of our certificate of incorporation and the Bylaw provision are not consistent with one another, and the board of directors has determined to resolve the inconsistency by deleting Article XV.

Purpose for Amendment

      Section 4.7 of our Bylaws provides that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given Mobile Mini timely notice of the business. To be timely, that notice must by received by Mobile Mini between 90 and 120 days before the meeting. Section 4.7 of our Bylaws serves two principal purposes: (1) it ensures that notice of any item of business that a shareholder proposes be brought before an annual meeting is received in time for our board to consider whether the item of business is appropriate to be put before a meeting and it provides adequate time to include an appropriate item of business in the proxy statement that the board of directors issues in connection with each annual meeting;

and (2) it permits the holders of proxies solicited by our board of directors to exercise discretionary voting authority on business brought before an annual meeting. The power of a proxy to exercise discretionary voting authority is subject to Rule 14a-4(c) promulgated by the Securities and Exchange Commission. Rule 14a-4(c) permits the exercise of discretionary voting authority at an annual meeting if we did not receive timely notice of the item of business. Section XV of our certificate of incorporation permits such notice to be delivered not less than 60 days prior to the annual meeting, while Section 4.7 require that such notice be delivered at least 90 days prior to an annual meeting. Unlike Section 4.7, however, Article XV applies only to the nomination of persons to serve as directors. The board determined to delete Article XV and thereby resolve the inconsistency between that Article’s timing requirements and those of Section 4.7 of the Bylaws.

The Board of Directors Recommends a Vote “FOR” Proposal 3.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The board of directors has appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of Mobile Mini for the fiscal year ending December 31, 2000. In the event of a negative vote on such ratification, the board of directors will reconsider its selection. The board of directors anticipates that representatives of Arthur Andersen LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors Recommends a Vote “FOR” Proposal 4.

OTHER MATTERS

      The board of directors knows of no other matters to be submitted to the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board may recommend.

COMPENSATION COMMITTEE INTERLOCKS

AND RELATED PARTY TRANSACTIONS

      Messrs. Berkner, Marusiak, and McConnell served as the members of the compensation committee of the board of directors during 1999. None of these directors was an executive officer or otherwise an employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served on any other company’s compensation committee.

      Mobile Mini leases a portion of the property comprising its Phoenix, Arizona location and the property comprising its Tucson, Arizona location from Richard E. Bunger’s five children (including Steven G. Bunger). Mr. Richard Bunger and Mr. Steven Bunger are executive officers and directors of Mobile Mini. Annual base lease payments under these lease total approximately $66,000, with annual adjustments based on the Consumer Price Index. Payments in 1999 for these leases were approximately $76,000. The term of each of these leases will expire on December 31, 2003. Additionally, Mobile Mini leases its Rialto, California facility from Mobile Mini Systems, Inc., a corporation wholly owned by Mr. Richard Bunger, for total annual base lease payments of $204,000, with annual adjustments based on the Consumer Price Index. Payments in 1999 for this lease was approximately $229,000. The Rialto lease is for a term of fifteen years, expiring on December 31, 2011. Management believes that the rental rates reflect the fair market rental value of these properties.

      Mobile Mini obtains services throughout the year from Skilquest, Inc., a company engaged in sales and management support programs. Skilquest, Inc. is owned by Carolyn Clawson, the daughter of Mr. Bunger and sister of Steven G. Bunger. Mobile Mini made aggregate payments of approximately $69,000 and $85,000 to

Skilquest, Inc. in 1998 and 1999, respectively, which Mobile Mini believes represented the fair market value for the services performed.

      During 1999, Richard E. Bunger refurbished certain personally owned equipment at Mobile Mini’s facility and reimbursed Mobile Mini approximately $31,000 for labor and material used. Mr. Bunger had an additional $32,000 of work in process that Mobile Mini will be reimbursed for upon completion. Mobile Mini believes this amount represented the fair market value for the services performed.

      Mr. Bunger and Mobile Mini have entered into an agreement, dated December 30, 1999, whereby certain personally owned equipment of Mr. Bunger, valued at approximately $36,000, would be exchanged for certain other equipment Mobile Mini owns that is valued at the same approximate market value. Part of this exchange includes a 1996 Chevrolet Suburban owned by Mobile Mini that had been provided to Mr. Bunger. The value of the use of the vehicle is included in the compensation we paid Mr. Bunger, and is reflected at page 9 in the “Summary Compensation Table.”

      All ongoing and future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties and will be approved by a majority of the independent and disinterested directors.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      Mobile Mini’s executive compensation program is administered by the compensation committee of the board of directors, which is comprised only of independent directors as defined by the Securities and Exchange Commission and the Internal Revenue Service. As a part of its duties, the compensation committee reviews compensation levels and performance of Mobile Mini’s executive officers. The compensation committee also administers Mobile Mini’s short and long-term incentive programs.

      The following report of the compensation committee shall not be deemed to be incorporated by reference into any previous filing by Mobile Mini under either the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

Compensation Philosophy

      Mobile Mini encourages each individual to enhance the value of Mobile Mini through their entrepreneurial efforts. As such, we position Mobile Mini’s base compensation levels for its executive officers consistent with the individual’s performance and skills and the competitive marketplace.

      Annual incentive payments are provided for achieving positive results that prepare Mobile Mini for strategic growth and continued financial strength. These results are usually expressed by reference to ranges of earnings targets set by the Compensation Committee following review of management’s projected financial plan for the year. Annual incentives are designed to provide total cash compensation at competitive levels relative to a peer group of companies in the durable goods leasing industry as warranted by performance.

      Long-term incentives in the form of stock options are provided to align the interests of management and the interests of the shareholders, as well as reward members of management for ongoing implementation of Mobile Mini’s strategic planning objectives.

      In total, the three elements of Mobile Mini’s executive officer compensation program are designed to provide a competitive compensation program taking into account Mobile Mini’s financial performance relative to its expectations and the peer companies’ performance.

Compensation of the Chairman

      Mr. Richard E. Bunger served as our Chairman of the Board throughout 1999. Mr. Bunger also serves as Director of Product Research and Market Development. During 1999, Mr. Bunger received base compensation of $245,000, an increase from the $183,750 base compensation received in 1998. This increase provided

Mr. Bunger with a compensation package that when combined with an annual incentive award and stock options is competitive with peer company compensation.

      In light of Mobile Mini’s significant 1999 improvement in financial performance over 1998, Mr. Bunger was awarded a cash incentive payment of $281,750 in 1999. The incentive payment was based upon the committee’s evaluation of Mr. Bunger’s contribution to Mobile Mini’s 1999 earnings before taxes, increases in the size of the container rental fleet and lease revenue. During 1999, earnings before one time charges, taxes and extraordinary items increased 111%, rental fleet units increased 44%, and revenues increased 27% over 1998 levels. These results were evaluated based on the overall judgment of the committee with a principal emphasis on the increase in earnings factor in the committee’s evaluation of the performance levels.

      The committee considers long-term incentives, typically in the form of stock options, as an important component of Mobile Mini’s overall executive compensation program. During 1999, Mr. Bunger received stock options on 60,000 shares of Mobile Mini’s common stock. The compensation committee considered Mr. Bunger’s position within Mobile Mini, his contributions to the continuing success of Mobile Mini and the increased value of Mobile Mini, in determining the stock option award.

Compensation of the Chief Executive Officer

      Steven G. Bunger, Mobile Mini’s Chief Executive Officer and President, received a base salary for 1999 of $245,000, an increase from $183,750 in 1998. The increase was a result of Mr. Bunger’s performance as Chief Executive Officer and President during 1999 and is competitive with levels at peer companies.

      In light of Mobile Mini’s significantly improved financial performance over 1998 which is referred to above, Mr. Bunger received a cash incentive payment of $281,750 in 1999.

      During 1999, Mr. Bunger received stock options on 155,000 shares of Mobile Mini’s common stock. The compensation committee considered Mr. Bunger’s contributions to the continuing success and increased value of Mobile Mini in determining the stock option award.

Internal Revenue Code Section 162(m) Compliance

      Internal Revenue Code Section 162(m), enacted in 1993, limits the deductibility of non-performance based compensation in excess of $1 million for certain of Mobile Mini’s executive offices. The non-performance based compensation paid to Mobile Mini’s executive officers in 1999 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to Mobile Mini’s executive officers in 2000 will exceed the limit. In 1997, Mobile Mini’s 1994 Stock Option Plan was amended to comply with Section 162(m), and the 1999 Stock Option Plan was prepared so that each plan will qualify as performance based compensation. As such, awards granted under the plans will not be subject to the $1 million limitation.

      Because it is not likely that the cash compensation payable to any of Mobile Mini’s executive officers will exceed the $1 million limitation in the foreseeable future, the committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to Mobile Mini’s executive officers. The committee will reconsider this decision should the individual compensation of any executive officer approach $1 million.

Compensation Committee

Stephen A McConnell
George E. Berkner
Ronald J. Marusiak

PERFORMANCE GRAPH

      The graph below compares cumulative total shareholder return on Mobile Mini common stock, the Nasdaq Stock Market (U.S.) Index and the Standard & Poor’s (S&P) 500 Stock Index from January 1, 1995 to December 31, 1999. The graph assumes that $100 was invested on January 1, 1995, and any dividends were reinvested on the date on which they were paid. Historical performance does not necessarily predict future results.

[LINE GRAPH]

		Standard & Poor’s 500	Nasdaq Stock Market
	Mobile Mini, Inc.	Stock Index	Index (U.S.)

Jan. 1,1995	100.00	100.00	100.00
Dec.31,1995	103.45	137.59	141.33
Dec.31,1996	86.21	169.48	173.89
Dec.31,1997	160.36	226.14	213.07
Dec.31,1998	296.55	291.80	300.25
Dec.31,1999	593.10	353.74	542.43

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table summarizes the compensation we paid the Chief Executive Officer and each of the three other most highly compensated executive officers as of the end of 1999 whose salary and bonus exceeded $100,000.

Summary Compensation Table

		Annual Compensation
					Long Term
				Other	Compensation
				Annual	Stock	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Options	Compensation

Richard E. Bunger,	1999	$245,000	$281,750	$—	60,000	$30,784	(2)
Chairman of the Board	1998	183,750	223,502	—	30,000	27,340	(2)
	1997	175,000	163,059	—	40,000	25,087	(2)

Steven G. Bunger,	1999	$245,000	$281,750	$500	155,000	$—
Chief Executive Officer,	1998	183,750	193,812	500	30,000	—
President	1997	170,000	119,577	500	40,000	5,000	(3)

Lawrence Trachtenberg,	1999	$175,000	$201,250	$500	105,000	$—
Chief Financial Officer,	1998	157,500	140,487	500	30,000	—
Executive Vice President,	1997	145,000	102,494	500	40,000	5,000	(3)
Secretary, Treasurer

Deborah K. Keeley	1999	$74,285	$37,553	$500	15,000	$2,500	(3)
Vice President and Controller	1998	69,425	23,329	500	5,000	2,500	(3)
	1997	66,000	17,020	—	5,000	2,500	(3)

(1)	Includes our contributions to the 401(k) retirement plan.

(2)	We provide Richard E. Bunger with the use of a vehicle we owned and sold to Mr. Bunger in February 2000, and a $2 million life insurance policy. The amount shown is our estimate of our annual costs paid for the vehicle and the life insurance premiums we paid.

(3)	Payments under non-compete agreements with us.

Stock Options

      The following table lists our grants during 1999 of stock options to the officers named in the Summary Compensation Table. The amounts shown as potential realizable values rely on arbitrarily assumed rates of share price appreciation prescribed by the Securities and Exchange Commission. In assessing those values, please note that the ultimate value of the options, as well as those shares, depends on actual future share values. Market conditions and the efforts of our directors, officers and others to foster Mobile Mini’s future success can influence those future share values.

Option Grants In Last Fiscal Year

					Potential Realizable Value at
					Assumed Annual Rate of Stock
	Number of	% of Total			Price Appreciation for Option
	Shares	Options Granted	Exercise or		Term
	Underlying	to Employees in	Base Price	Expiration
Name	Options Granted	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Richard E. Bunger	60,000	10%	$11.875 &	March 2009 &	$610,617	$1,497,071
			$17.656	December 2009

Steven G. Bunger	155,000	26%	$11.875 &	March 2009 &	$1,834,765	$4,439,855
			$17.656	December 2009

Lawrence Trachtenberg	105,000	18%	$11.875 &	March 2009 &	$1,190,477	$2,891,021
			$17.656	December 2009

Deborah K. Keeley	15,000	3%	$11.875 &	March 2009 &	$139,100	$344,140
			$17.656	December 2009

Option Exercises and Year-End Values

      The following table sets forth certain information regarding the exercise and values of options held by the officers named in the Summary Compensation Table, as of December 31, 1999. The table contains values for “in the money” options, meaning a positive spread between the year-end share price of $21.50 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-end Option Values

			Number of Unexercised	Value of Unexercised
			Options at	In-the-Money Options at
	Shares Acquired		December 31, 1999	December 31, 1999(1)
Name	on Exercise	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Richard E. Bunger	75,000	$1,224,300	42,000/ 88,000	$680,250/$ 915,070

Steven G. Bunger	40,000	$629,800	68,000/192,000	$1,123,950/$1,426,500

Lawrence Trachtenberg	40,000	$715,000	68,000/142,000	$1,134,750/$1,236,050

Deborah K. Keeley	20,000	$322,500	12,000/ 18,000	$193,500/$ 178,845

(1)	All the exercisable options were exercisable at a price less than the last reported sale price of the Common Stock ($21.50) on the Nasdaq Stock Market on December 31, 1999.

Employment Agreements

      We provide Mr. Richard Bunger with a $2 million life insurance policy, a vehicle and all the employee benefits provided to our executive employees.

      In September 1999 Mobile Mini entered into employment agreements with Steven G. Bunger and Lawrence Trachtenberg. Each agreement has a three year term, and the term automatically renews for additional one year periods unless either we or the employee gives notice of non-renewal. Mr. Bunger’s annual base salary under his employment agreement is $245,000 and Mr. Trachtenberg’s is $175,000. The base salaries may be increased or decreased by the board of directors, but decreases are limited to 15% of the then-current base salary, unless greater decreases are in effect for other Key Executives, as defined in the employment agreements. Each employee is eligible to participate in Mobile Mini’s incentive bonus programs, which are administered by the compensation committee of the board of directors.

      Each employment agreement provides that Mobile Mini will make specified payments to the employee if either the employee’s employment is terminated involuntarily as determined under the agreement, for any reason other than cause (as defined in the employment agreement), or if there is a change of control (as defined in the employment agreement) of Mobile Mini. In the event of any such involuntary termination, the employee would be entitled under the employment agreement to receive a termination payment equal to three times his base salary for the twelve month period preceding the date of termination, and Mobile Mini would have the right to pay that amount over an 18 month period. If within six months after a change in control either the employee is terminated or elects for any reason to terminate his employment, the employee would be entitled to be paid an amount equal to four times the greater of his annual base salary in effect the day before the change of control occurred and his annual base salary during the last twelve months preceding the change of control. This amount would be payable in a lump sum, unless Mobile Mini provided a letter of credit to the employee, in which event the amount could be paid over a period of up to 18 months. Any payment upon termination, however, will be limited to an amount which is less than the “parachute payment” threshold under section 280G of the Internal Revenue Code (currently, $1,000,000).

      Each employment agreement contains provisions restricting the employee’s disclosure and use of Mobile Mini confidential information, and providing that the employee will not compete with Mobile Mini during the 18 months following the termination of employment in connection with a change of control and during the three years following termination under any other circumstances.

      Although we have not entered into any long-term employment contracts with any of our other key employees, we have entered into numerous agreements with key employees which are terminable at will, with or without cause, including agreements with Deborah K. Keeley. Each agreement contains a covenant not to compete for a period of two years after termination of employment and a covenant not to disclose confidential information of a proprietary nature to third parties.

      We had numerous bonus and incentive arrangements with several employees during 1999, including Mr. Richard E. Bunger, Mr. Steven G. Bunger, Mr. Trachtenberg, and Ms. Keeley. These agreements included an incentive program to provide financial awards for increases in profitability and based upon a subjective evaluation of performance. Compensation arrangements with Mr. Richard E. Bunger, Mr. Steven G. Bunger and Mr. Lawrence Trachtenberg are administered by the compensation committee of the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table sets forth certain information as of March 15, 2000 with respect to the beneficial ownership of Mobile Mini’s common stock by each shareholder known by us to be the beneficial owner of more than five percent of its outstanding common stock, by each director and executive officer who owns shares of common stock, and by all executive officers and directors as a group. Each person named has sole voting and investment power with respect to all of the shares indicated, except as otherwise noted. The address of each person named is 1834 West Third Street, Tempe, Arizona 85281, unless otherwise noted.

Name	Number(1)		Percent

Richard E. Bunger	1,747,000	(2)	15.1%

Steven G. Bunger	370,853	(3)	3.2%

Lawrence Trachtenberg	125,776	(4)	1.1%

Ronald J. Marusiak	142,978	(5)	1.2%

Stephen A McConnell	26,750		*

George Berkner	38,625		*

Deborah K. Keeley	32,619		*

REB/BMB Family Limited Partnership(6)	1,630,000		14.2%

Bunger Holdings, L.L.C.(7)	410,000		3.6%

Pequot Capital Management, Inc.(8)	700,000		6.1%

Wanger Asset Management, L.P.(9)	650,000		5.6%

All directors and executive officers as a group (7 persons)	2,315,222		20.1%

*	Less than 1%.

(1)	Includes shares of common stock subject to options or warrants which are presently exercisable or which may become exercisable within 60 days following March 15, 2000 (“exercisable options”).

(2)	Includes shares owned by REB/BMB Family Limited Partnership and 42,000 shares subject to exercisable options. Mr. Bunger disclaims any beneficial ownership of shares held by REB/BMB Family Limited Partnership in excess 1,083,350.

(3)	Includes 82,000 shares owned by Bunger Holdings, L.L.C., 169,379 shares owned by REB/BMB Family Limited Partnership, 42,474 shares owned individually, and 77,000 shares subject to exercisable options. Of the 169,379 shares owned by REB/BMB Family Limited Partnership, 134,148 are held for members of Mr. Bunger’s immediate family.

(4)	Includes 77,000 shares subject to exercisable options.

(5)	Includes: (a) 12,900 shares held by Mr. Marusiak’s children; (b) 11,453 shares held by Mr. Marusiak and his wife; (c) 95,000 shares held by a Profit Sharing Plan and Trust (the “Plan”) of which Mr. Marusiak is Trustee and Plan Administrator; and (d) 23,625 shares subject to exercisable options. Mr. Marusiak disclaims any beneficial ownership of 80% of the shares held by the Plan.

(6)	Richard E. Bunger and his wife, Barbara M. Bunger, are the general partners of REB/BMB Family Limited Partnership.

(7)	The members of Bunger Holdings, L.L.C. are Steven G. Bunger, Carolyn Clawson, Michael Bunger, Jennifer Blackwell and Susan Keating, each a child of Richard E. Bunger.

(8)	Based on the information provided in the Schedule 13G filed by Pequot Capital Management, Inc. with the Securities and Exchange Commission on February 10, 2000. Pequot has sole voting and dispositive power with respect to such shares. Pequot is an investment adviser registered under the Investment Advisors Act of 1940 and, as such, has beneficial ownership of the shares through the investment discretion is exercises over its clients’ accounts. Pequot’s address is 500 Nyala Farm Road, Westport, Connecticut 06880.

(9)	Based on the information provided in the Schedule 13Gs filed by Wanger Asset Management, L.P. and its general partners, Wanger Asset Management Ltd. with the Securities and Exchange Commission on February 11, 2000. These entities share voting and dispositive power with respect to such shares. Wanger Asset Management, L.P. is an investment adviser registered under the Investment Advisors Act of 1940 and, as such, has beneficial ownership of the shares through the investment discretion is exercises over its clients’ accounts. The address of Wanger Asset Management, L.P. and Wanger Asset Management Ltd. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

      Based on a review of reports filed by our directors, executive officers and beneficial holders of ten percent (10%) or more of our shares, and based upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 1999 were timely made.

VOTING PROCEDURES/REVOKING YOUR PROXY

Voting

      To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A quorum is present if at least a majority of the outstanding shares on the record date are present in person or by proxy. All matters submitted to you at the meeting other than the election of directors will be decided by a majority of the votes cast on the matter, provided a quorum exists, except as otherwise provided by law or by our Amended and Restated Certificate of Incorporation or Bylaws.

      Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition.

      The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

Revocability of Proxies

      Proxies may be revoked if you:

•	Deliver a signed, written revocation letter, dated later than the proxy, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement;

•	Deliver a signed proxy, dated later than the first one to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or

•	Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Solicitation

      The cost of this solicitation will be borne by Mobile Mini. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to beneficial owners. Proxies also may be solicited by our directors and officers, personally or by telephone or telegram, without additional compensation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their expenses reasonably incurred in forwarding solicitation material to beneficial owners of our common stock.

SUBMISSION OF SHAREHOLDER PROPOSALS

      From time to time, shareholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, you must timely submit nominations of directors or other proposals to Mobile Mini in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. We intend to hold our year 2001 annual meeting during June 2001. We must receive proposals for our 2001 annual meeting no later than February 14, 2001, for possible inclusion in the proxy statement, or between February 23 and March 23, 2001, for possible consideration at the meeting. Direct any proposals, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this proxy statement.

ANNUAL REPORT

      Our 1999 annual report to shareholders has been mailed to shareholders concurrently with the mailing of this proxy statement, but is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.

      Upon request, we will provide, without charge to each shareholder of record as of the record date specified on the first page of this proxy statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this proxy statement.

Tempe, Arizona

Dated: May 4, 2000

[MOBILE MINI LOGO]

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR 2000 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 21, 2000

    The undersigned hereby constitutes and appoints Steven G. Bunger and Lawrence Trachtenberg, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Shareholders of MOBILE MINI, INC. (“Mobile Mini”), to be held on June 21, 2000, and at any adjournment or postponement thereof. This proxy, when properly executed and returned in a timely manner, will be voted at this annual meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the election of the director nominees named herein, FOR Proposals 2, 3 and 4, and in accordance with the judgment of the persons named as proxies herein.

    PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)

The undersigned hereby directs this Proxy to be voted as follows:

PLEASE MARK YOUR VOTES IN THE FOLLOWING MANNER, USING DARK INK ONLY: [X]

Proposal 1: Election of Directors. Nominees: Richard E. Bunger; Stephen A McConnell

[ ] FOR all nominees (except as marked to the contrary below)	[ ] WITHHOLD all nominees
      FOR, except vote withheld from the following nominee(s):

Proposal 2: to approve and adopt an amendment to Mobile Mini’s Amended and Restated Certificate of Incorporation to increase to 95,000,000 the authorized shares of common stock.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Proposal 3: to approve and adopt an amendment to Mobile Mini’s Amended and Restated Certificate of Incorporation to remove Article XV.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
Proposal 4: to ratify selection of Arthur Andersen LLP as independent auditors for the 2000 fiscal year.	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

Dated: ___________________________________, 2000.

Signature(s):

This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate, if shares are held by joint tenants or as community property, both shareholders should sign.